UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

October 7, 2021

Definitive Healthcare Corp.

(Exact name of registrant as specified in its charter)

Commission file number 1-40815

Delaware	86-3988281
(State of incorporation)	(I.R.S. Employer Identification No.)

550 Cochituate Rd Framingham, MA 01701
(Address of principal executive offices)

(508) 720-4224

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.001 par value	DH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on October 7, 2021, the Board of Directors (the “Board”) of Definitive Healthcare Corp. (the “Company”) appointed Robert Musslewhite as President of the Company. Mr. Musslewhite, age 51, has served as a member of the Board since June 2021.

Mr. Musslewhite has held the position of Chief Executive Officer in various businesses at Optum, Inc., (“Optum”), a pharmacy benefit manager and healthcare provider, including OptumInsight, the health services business of Optum from August 2019 through August 2021, Optum360, Optum’s medical billing and coding business from March 2019 to August 2019, and Optum Analytics and Advisory Board Research, which provides research on healthcare strategy, care delivery, and operations from 2017 to March 2019. Mr. Musslewhite also served as Chief Executive Officer of The Advisory Board Company from 2008 until 2017 and Chairman from 2013 to 2017, at which time the Company was acquired by Optum. Prior to that, he was an Associate Principal with McKinsey & Company. Mr. Musslewhite currently serves on the boards of directors of CoStar Group (Nasdaq: CSGP) and Ascend Learning, and is a member of the Economics Club of Washington D.C. Mr. Musslewhite received a J.D. from Harvard Law School and an A.B. in Economics from Princeton University.

In connection with his appointment as President, Mr. Musslewhite entered into an employment agreement with the Company, effective October 7, 2021, setting forth the terms of Mr. Musslewhite’s employment and compensation arrangement. Pursuant to his employment agreement, Mr. Musslewhite will be paid an annual base salary of $429,000. For 2021, Mr. Musslewhite’s annual bonus will equal 68% of Mr. Musslewhite’s pro-rated base salary, calculated from the effective date of Mr. Musslewhite’s employment agreement. In future years, Mr. Musslewhite will be eligible to receive an annual bonus of up to 68% of his base salary, determined in the sole discretion of the Board. Mr. Musslewhite will be able to participate in the Company’s executive incentive plan on the same terms as similarly situated executives. Mr. Musslewhite will further be eligible to participate in such other benefit programs as made available to senior executive employees of the Company.

In addition, pursuant to his employment agreement, the Board approved that Mr. Musslewhite be granted a restricted stock unit award of 433,550 shares of the Company’s Class A common stock, which will vest 25% on the one year anniversary of the grant, followed by quarterly vesting of 6.25% per quarter until fully vested, over the subsequent three years. Further, Mr. Musslewhite will be granted a second restricted stock unit award in the amount of 216,450 shares of Class A common stock, 33% of which will vest on the one year anniversary of the grant followed by quarterly vesting of 8.33% per quarter until fully vested over the subsequent two years. Vesting of the restricted stock awards is also subject to the restricted stock award agreement between Mr. Musslewhite and the Company.

Mr. Musslewhite’s employment agreement also provides that if his employment is terminated without cause or good reason, he will receive: (i) his base salary accrued and not yet paid, (ii) continuation of regular payments of his base salary (at the rate in effect on the date of termination) for a period of twelve months from the date of termination, (iii) within thirty days following the date of termination, his annual bonus to be earned during the twelve month period following the date of termination at a level equal to (x) the greater of the bonus for the current year at target or (y) the average of the bonus paid in the last two calendar years and (iv) acceleration of the vesting of all stock options, restricted stock shares and restricted stock awards, profit interests, or other forms of equity, awarded to the by the Company at any time, that would otherwise have vested during the twelve-month period following the termination date. Further, his employment agreement includes non-compete, non-solicitation and non-disclosure provisions. The foregoing summary of Mr. Musslewhite’s employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on form 8-K.

Mr. Musslewhite has no family relationships that are required to be disclosed under Item 401(d) of Regulation S-K and is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the Press Release issued by the Company in connection with this report under Item 5.02(b) and (c) is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement dated October 7, 2021 by and between Definitive Healthcare Corp. and Robert Musslewhite, effective October 7, 2021.

99.1	Press Release, dated October 7, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEFINITIVE HEALTHCARE CORP.

By:	/s/ David Samuels

Name: David Samuels
Title: Chief Legal Officer

Date:    October 8, 2021